UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. n/a )*

Ivanhoe Electric Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

46578C108

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐  Rule 13d-1(b)

     ☐  Rule 13d-1(c)

     ☒  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	46578C108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
CHOW TAI FOOK CAPITAL LTD.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

13,673,178 (1)

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

13,673,178

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,673,178

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO
FOOTNOTES

CUSIP No.	46578C108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Chow Tai Fook (Holding) Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

13,673,178 (1)

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

13,673,178

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,673,178

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO
FOOTNOTES

CUSIP No.	46578C108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Chow Tai Fook Enterprises Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Hong Kong

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

13,673,178 (1)

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

13,673,178

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,673,178

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO
FOOTNOTES

CUSIP No.	46578C108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Century Vision Holdings Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

13,673,178 (1)

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

13,673,178

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,673,178

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO
FOOTNOTES

CUSIP No.	46578C108

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Prestige Century Investments Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

13,673,178 (1)

	6	SHARED VOTING POWER

0

	7	SOLE DISPOSITIVE POWER

13,673,178

	8	SHARED DISPOSITIVE POWER

0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

13,673,178

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

CO
FOOTNOTES

(1) Century Vision Holdings Ltd. holds 13,083,968 shares of common stock and Prestige Century Investments Ltd. holds 589,210 shares of common stock. CHOW TAI FOOK CAPITAL LTD. owns 81.03% of Chow Tai Fook (Holding) Ltd., which owns 100% of Chow Tai Fook Enterprises Ltd., which owns 100% of each of Century Vision Holdings Ltd. and Prestige Century Investments Ltd.

Item 1.

(a)	Name of Issuer
Ivanhoe Electric Inc.

(b)	Address of Issuer’s Principal Executive Offices
606 – 999 Canada Place Vancouver, British Columbia, V6C 3E1 Canada

Item 2.

(a)	Name of Person Filing
(1)	CHOW TAI FOOK CAPITAL LTD.

(2)	Chow Tai Fook (Holding) Ltd.

(3)	Chow Tai Fook Enterprises Ltd.

(4)	Century Vision Holdings Ltd.

(5)	Prestige Century Investments Ltd.

(b)	Address of Principal Business Office or, if none, Residence
(1)	CHOW TAI FOOK CAPITAL LTD. 38/F, New World Tower 18 Queen's Road Central Hong Kong
(2)	Chow Tai Fook (Holding) Ltd. 38/F, New World Tower 18 Queen's Road Central Hong Kong
(3)	Chow Tai Fook Enterprises Ltd. 32/F, New World Tower 18 Queen's Road Central Hong Kong
(4)	Century Vision Holdings Ltd. c/o 32/F, New World Tower 18 Queen's Road Central Hong Kong
(5)	Prestige Century Investments Ltd. c/o 32/F, New World Tower 18 Queen's Road Central Hong Kong

(c)	Citizenship
(1)	CHOW TAI FOOK CAPITAL LTD.: British Virgin Islands
(2)	Chow Tai Fook (Holding) Ltd.: British Virgin Islands
(3)	Chow Tai Fook Enterprises Ltd.: Hong Kong
(4)	Century Vision Holdings Ltd.: British Virgin Islands
(5)	Prestige Century Investments Ltd.: British Virgin Islands

(d)	Title of Class of Securities
Common Stock, par value $0.0001 per share

(e)	CUSIP Number
46578C108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J).

(k)	☐	A group, in accordance with § 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:
(1)	CHOW TAI FOOK CAPITAL LTD.: 13,673,178
(2)	Chow Tai Fook (Holding) Ltd.: 13,673,178
(3)	Chow Tai Fook Enterprises Ltd.: 13,673,178
(4)	Century Vision Holdings Ltd.: 13,673,178
(5)	Prestige Century Investments Ltd.: 13,673,178

(b)	Percent of class:
(1)	CHOW TAI FOOK CAPITAL LTD.: 14.70%
(2)	Chow Tai Fook (Holding) Ltd.: 14.70%
(3)	Chow Tai Fook Enterprises Ltd.: 14.70%
(4)	Century Vision Holdings Ltd.: 14.70%
(5)	Prestige Century Investments Ltd.: 14.70%

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:
(1)	CHOW TAI FOOK CAPITAL LTD.: 13,673,178
(2)	Chow Tai Fook (Holding) Ltd.: 13,673,178
(3)	Chow Tai Fook Enterprises Ltd.: 13,673,178
(4)	Century Vision Holdings Ltd.: 13,673,178
(5)	Prestige Century Investments Ltd.: 13,673,178

(ii)	Shared power to vote or to direct the vote:
(1)	CHOW TAI FOOK CAPITAL LTD.: 0
(2)	Chow Tai Fook (Holding) Ltd.: 0
(3)	Chow Tai Fook Enterprises Ltd.: 0
(4)	Century Vision Holdings Ltd.: 0
(5)	Prestige Century Investments Ltd.: 0

(iii)	Sole power to dispose or to direct the disposition of:
(1)	CHOW TAI FOOK CAPITAL LTD.: 13,673,178
(2)	Chow Tai Fook (Holding) Ltd.: 13,673,178
(3)	Chow Tai Fook Enterprises Ltd.: 13,673,178
(4)	Century Vision Holdings Ltd.: 13,673,178
(5)	Prestige Century Investments Ltd.: 13,673,178

(iv)	Shared power to dispose or to direct the disposition of:
(1)	CHOW TAI FOOK CAPITAL LTD.: 0
(2)	Chow Tai Fook (Holding) Ltd.: 0
(3)	Chow Tai Fook Enterprises Ltd.: 0
(4)	Century Vision Holdings Ltd.: 0
(5)	Prestige Century Investments Ltd.: 0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐ .

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certification

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Chow Tai Fook Capital Ltd.

Date: February 09, 2023	By:	/s/ Rennie Wong
Name: Rennie Wong
Title: Assistant Corporate Secretary

Chow Tai Fook (Holding) Ltd.

Date: February 09, 2023	By:	/s/ Rennie Wong
Name: Rennie Wong
Title: Assistant Corporate Secretary

Chow Tai Fook Enterprises Ltd.

Date: February 09, 2023	By:	/s/ Rennie Wong
Name: Rennie Wong
Title: Senior Legal Counsel

Century Vision Holdings Ltd.

Date: February 09, 2023	By:	/s/ Rennie Wong
Name: Rennie Wong
Title: Assistant Corporate Secretary

Prestige Century Investments Ltd.

Date: February 09, 2023	By:	/s/ Rennie Wong
Name: Rennie Wong
Title: Assistant Corporate Secretary

Footnotes:
(1) Century Vision Holdings Ltd. holds 13,083,968 shares of common stock and Prestige Century Investments Ltd. holds 589,210 shares of common stock. CHOW TAI FOOK CAPITAL LTD. owns 81.03% of Chow Tai Fook (Holding) Ltd., which owns 100% of Chow Tai Fook Enterprises Ltd., which owns 100% of each of Century Vision Holdings Ltd. and Prestige Century Investments Ltd.

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)